Exhibit 10.1

January 5, 2007

Roger L. McCarthy

Chairman Emeritus

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, CA 94025

Dear Roger,

You have informed me of your decision to retire from your management responsibilities at Exponent but that you wish to continue to be an active consultant engaged in client work with the Firm. We have agreed that this change in your role will commence on January 1, 2007. This letter describes the key terms of your new role, and your new compensation arrangement with the Firm which is subject to the approval of the Human Resources Committee of the Board of Directors:

Effective Date: January 1, 2007

Title: Your title will be Chairman Emeritus.

Employment Status: You will be an exempt, 40% time, at-will employee of Exponent. However, in the event that your personal revenue falls below an average of $150,000 in a quarter in the trailing quarters of the then current fiscal year, Exponent may consider an alternative arrangement.

Benefits: As a 40% time employee, you are not eligible for benefits.

Reporting: You will report to Mike Gaulke.

Exponent Provided Support: The Firm will provide you with:

•	An office of the Firm’s choosing

•	Shared administrative support for Exponent business

•	Use of a new computer every eighteen months (maximum of $5,000)

•	Use of a phone and will pay for company related calls

•	Billing support

Annual Base Compensation: You will be paid an annual base salary of $220,000 with payments made on a bi-weekly basis.

Quarterly Bonus: You will receive a quarterly bonus equal to 60% of your personal revenue (billable hours x bill rate) for the quarter, as reflected in your submitted time sheets, less the sum of: the amount of base salary paid during the

Terms of Employment	January 5, 2007

quarter and all non-billable expenses paid by the Firm during the quarter, except for those listed above. This quarterly bonus will be paid within 30 days following the end of the quarter except the 4th quarter bonus which will be paid within 45 days.

Annual Bonus: You will be eligible for an annual bonus at year end. The amount of this bonus will be equal to 75% of your personal revenue collected during the year less the sum of: your annual base compensation, your quarterly bonuses, and all non-billable expenses paid by the Firm during the year, except for those listed above. In the event this difference is a negative number, the 4th quarter bonus will be reduced by this amount. If the resulting 4th quarter bonus is negative, this amount will be offset against future quarterly bonuses and annual bonuses. The annual bonus will be paid within 45 days of the year-end.

Adjustment to Compensation Plan: The above compensation plan was developed based upon the assumption that you will continue to market the services of Exponent and that you will be successful in bringing in business that is equal to at least two times your personal revenue in addition to your personal revenue. This additional business, which will be referred to as “Back Office Revenue”, will be determined after year-end as part of the Firm’s RRS process of marketing credit determination for officers. Based upon your back office revenue for the year, your compensation plan may be adjusted for the following year. In addition, should your back office multiple be greater than three, you will be eligible for an additional bonus, which would be determined and distributed by March 15 of the following year.

Exclusive Arrangement: In exchange for the above you agree to conduct all of your consulting through Exponent. The only exception to this exclusive arrangement is for consulting or employment in a field, or by another firm, that is reasonably deemed by Exponent not to be competitive with the business of the Firm. However, the continued vesting of any unvested restricted stock units will be governed by the provisions of the Restricted Stock Award Plan.

Roger, the list of contributions you have made over the years is long and much appreciated. As you move into this new non-management role, I look forward to your continued contributions and trust that this new arrangement is one that will benefit both you and the Firm.

Sincerely your,

/s/ Michael R. Gaulke
Michael R. Gaulke

Terms of Employment	January 5, 2007

Acknowledgement and Acceptance

I, Roger L. McCarthy, Ph.D., hereby acknowledge and accept the term of my employment with Exponent as stated above

/s/ Roger L. McCarthy	January 5, 2007
Roger L. McCarthy	Date